                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                  Kemet Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    488360108
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No.         488360108                 13G                           Page 2

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
    -------------------------------------------------------------------------
         Barclays Global Investors. N.A.,  943112180

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                            (a)
                                            (b)  X

(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
         U.S.A.

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                   4,927,822
Person With                                 (6) Shared Voting Power
                                                -------------------
                                                    0
                                            (7) Sole Dispositive Power
                                                ----------------------
                                                    5,240,022
                                            (8) Shared Dispositive Power
                                                ------------------------
                                                    0

 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     ------------------------------------------------------------
         5,240,022

(10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
     --------------------------------------------------------------------


(11) Percent of Class Represented by Amount in Row (9)
     -------------------------------------------------
         5.99%

(12) Type of Reporting Person*
     ------------------------
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         488360108                 13G                          Page 2A

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
    ------------------------------------------------------------------------
         Barclays Global Fund Advisors

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                            (a)
                                            (b)  X

(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
         U.S.A.

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                    251,011
Person With
                                            (6) Shared Voting Power
                                                -------------------
                                                     0
                                            (7) Sole Dispositive Power
                                                ----------------------
                                                     267,411
                                            (8) Shared Dispositive Power
                                                ------------------------
                                                     0

 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     ------------------------------------------------------------
         267,411

(10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
     --------------------------------------------------------------------


(11) Percent of Class Represented by Amount in Row (9)
     -------------------------------------------------
         0.31%

(12) Type of Reporting Person*
     ------------------------
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         488360108                 13G                          Page 2B

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
    ------------------------------------------------------------------------
         Barclays Funds Limited

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                            (a)
                                            (b)  X

(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
         United Kingdom

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                    9,998
Person With                                 (6) Shared Voting Power
                                                -------------------
                                                     0
                                            (7) Sole Dispositive Power
                                                ----------------------
                                                     9,998
                                            (8) Shared Dispositive Power
                                                ------------------------
                                                     0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
         9,998

(10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
     --------------------------------------------------------------------


(11) Percent of Class Represented by Amount in Row (9)
     -------------------------------------------------
         0.01%

(12) Type of Reporting Person*
     ------------------------
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         488360108                 13G                         Page 2C

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
    ------------------------------------------------------------------------
         Barclays Global Investors, LTD.

(2) Check the appropriate box if a member of a Group*
    ------------------------------------------------
                                            (a)
                                            (b)  X

(3) SEC Use Only
    ------------

(4) Citizenship or Place of Organization
    ------------------------------------
         United Kingdom

Number of Shares                            (5) Sole Voting Power
Beneficially Owned                              -----------------
by Each Reporting                                   166,609
Person With                                 (6) Shared Voting Power
                                                -------------------
                                                    0
                                            (7) Sole Dispositive Power
                                                ----------------------
                                                    166,609
                                            (8) Shared Dispositive Power
                                                ------------------------
                                                    0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person
    ------------------------------------------------------------
         166,609

(10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
     --------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)
     -------------------------------------------------
         0.19%

(12) Type of Reporting Person*
     ------------------------
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER
                  --------------
                     Kemet Corp.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------
                     2835 Kemet Way
                     Simpsonville, SC 29681
ITEM 2(A).        NAME OF PERSON(S) FILING
                  ------------------------
                     Barclays Global Investors, N.A.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                  -----------------------------------------------------------
                     45 Fremont Street
                     San Francisco, CA 94105

ITEM 2(C).        CITIZENSHIP
                  -----------
                     U.S.A

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                  ----------------------------
                     Common Stock

ITEM 2(E).        CUSIP NUMBER
                  ------------
                     488360108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
                  ----------------------------------------------

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a)(6) of the Act
         X
(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                        Page 3A

ITEM 1(A).        NAME OF ISSUER
                  --------------
                     Kemet Corp.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------
                     2835 Kemet Way
                     Simpsonville, SC 29681
ITEM 2(A).        NAME OF PERSON(S) FILING
                  ------------------------
                     Barclays Global Fund Advisors

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                  -----------------------------------------------------------
                     45 Fremont Street
                     San Francisco, CA 94105
ITEM 2(C).        CITIZENSHIP
                  -----------
                     U.S.A

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                  ----------------------------
                     Common Stock

ITEM 2(E).        CUSIP NUMBER
                  ------------
                     488360108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
                  ----------------------------------------------

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment
         Fund; see   Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                            (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3B
ITEM 1(A).        NAME OF ISSUER
                  --------------
                           Kemet Corp.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------
                           2835 Kemet Way
                           Simpsonville, SC 29681
ITEM 2(A).        NAME OF PERSON(S) FILING
                  ------------------------
                           Barclays Fund Limited

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                  -----------------------------------------------------------
                           Gredley House, 11 The Broadway
                           Stratford, England E15 4BJ

ITEM 2(C).        CITIZENSHIP
                  -----------
                           United Kingdom

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                  ----------------------------
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                  ------------
                           488360108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
                  ----------------------------------------------

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
         see   Rule   13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                            (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                         Page 3C
ITEM 1(A).        NAME OF ISSUER
                  --------------
                     Kemet Corp.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------
                     2835 Kemet Way
                     Simpsonville, SC 29681

ITEM 2(A).        NAME OF PERSON(S) FILING
                  ------------------------
                     Barclays Global Investors, LTD

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                  -----------------------------------------------------------
                     Murray House, 1 Royal Mint Court
                     London, England EC3 NHH

ITEM 2(C).        CITIZENSHIP
                  -----------
                     United Kingdom

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                  ----------------------------
                     Common Stock

ITEM 2(E).        CUSIP NUMBER
                  ------------
                     488360108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
                  ----------------------------------------------

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                            (Note:See Item 7)
 (h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                          Page 4
ITEM 4.  OWNERSHIP
         ---------
         (a)  Amount Beneficially Owned:                      5,684,040

         (b)  Percent of Class:                               6.49%

         (c)  Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                           5,355,440
                  (ii)  shared power to vote or to direct the vote
                           0
                  (iii) sole power to dispose or to direct the disposition of
                           5,684,040
                  (iv) shared power to dispose or to direct the disposition of
                           0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         --------------------------------------------
                  if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         ---------------------------------------------------------------
                  The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         ----------------------------------------------------------------------

                                 Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         ---------------------------------------------------------
                                 Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         ------------------------------
                                 Not applicable

                                                                          Page 5
ITEM 10. CERTIFICATION
         -------------
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         SIGNATURE
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         February 14, 2001





                                                         Vivien Lin
                                                         Manager of Compliance